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                                                                    Exhibit 23.2

                 [LETTERHEAD OF BEHRE DOLBEAR & COMPANY, INC.]



March 27, 1998


Stillwater Mining Company
717 Seventeenth Street
Suite 1480
Denver, CO 80202

Ladies and Gentlemen:

We hereby authorize the reference to Behre Dolbear & Company, Inc. ("Behre Dolbear") and the Mineral Inventory of Stillwater Mining Company as of January 1, 1998 prepared by Behre Dolbear, in the Annual Report on Form 10-K of Stillwater Mining Company, to be filed with the United States Securities and Exchange Commission.

We also confirm that we have read the description of the Stillwater Mining Company ore reserves as contained in the Annual Report on Form 10-K and have no reason to believe that there is any misrepresentation in the information contained therein that is derived from our report or known to us as a result of services we performed in connection with the preparation of such report.

Sincerely,

BEHRE DOLBEAR & COMPANY, INC.

/s/ BERNARD J. GUARNERA

By:     Bernard J. Guarnera
Title:  President, Chief Executive Officer
        and Chief Operating Officer